Exhibit 5.1

Our ref	MUL/667559-000001/74482918v1

Tecnoglass Inc.

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

18 May 2023

Tecnoglass Inc.

We have acted as counsel as to Cayman Islands law to Tecnoglass Inc. (the “Company”) to provide this opinion letter in connection with the Company’s registration statement on Form S-3, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933 as amended (the “Act”) (including its exhibits, the “Registration Statement”) for the purposes of registering with the Commission under the Act the sale of up to 2,300,000 ordinary shares of the Company of a par value of US$0.0001 each (including 300,000 ordinary shares of the Company of a par value of US$0.0001 each by ENERGY HOLDING COROPORATION, a Cayman Islands exempted company, as selling securityholder (the “Selling Securityholder”), to the several underwriters (“Underwriters”), for whom Robert W. Baird & Co. Incorporated, Raymond James & Associates, Inc. and Stifel, Nicolaus & Company, Incorporated are acting as representatives (“Representatives”) and will have an option to purchase to cover over-allotments, if any) (“Ordinary Shares”).

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The certificate of incorporation dated 21 September 2011, the certificate of incorporation on change of name dated 27 December 2013 and the third amended and restated memorandum and articles of association of the Company as registered or adopted on 20 December 2013.

1.2	The written resolutions of the board of directors of the Company dated 16 May 2023 and 17 May 2023 and the corporate records of the Company maintained at its registered office in the Cayman Islands.

1.3	A certificate of good standing with respect to the Company issued by the Registrar of Companies (the “Certificate of Good Standing”).

1.4	A copy of an extract of the register of members of the Company received on 16 May 2023 (the “Register of Members”).

1.5	The Registration Statement.

1.6	A draft of the underwriting agreement between the Company, the Selling Shareholder and the Representatives.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.2	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Ordinary Shares.

2.3	The completeness and accuracy of the Register of Members.

2.4	No monies paid to or for the account of any party under the Registration Statements or any property received or disposed of by any party to the Registration Statement in each case in connection with the Registration Statement or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised), respectively).

2.5	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the State of New York or the Argentine Republic.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	Based solely on our inspection of the Register of Members, the Selling Securityholder has valid title to its Ordinary Shares and such Ordinary Shares have been duly authorised, legally issued and are fully paid and non-assessable and there are no entries or notations indicating any third party interests, including any security interest as at the date hereof.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

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4.2	Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Company’s Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

4.3	In this opinion letter, the phrase “non-assessable” means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

We express no view as to the commercial terms of the Documents or the relevant Securities issuable thereunder or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

We express no opinion with respect to any direct or indirect acquisition, disposal or exercise of rights by the Company of or in respect of any interest in any property governed by the laws of or situated in the Cayman Islands.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to our firm under the headings “Legal Matters” and “Limitation on Directors’ Liability” in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters. We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Documents or the relevant Securities issuable thereunder and express no opinion or observation upon the terms of any such document. This opinion letter may be relied upon by Graubard Miller for the purposes solely of any legal opinion that they may be required to give with respect to the Registration Statement.

Yours faithfully

Maples and Calder (Cayman) LLP

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